EXHIBIT 10.2

FLOATING RATE NOTE SUPPORT AGREEMENT

This Floating Rate Note Support Agreement, dated as of October 29, 2010, between: (a) Angiotech Pharmaceuticals, Inc. (“Angiotech”), (b) the entities listed in Schedule A (together with Angiotech, the “Companies” and each a “Company”), and (c) each of the other signatories hereto (each, exercising its independent judgment and subject to Section 15(a), a “Consenting Noteholder” and collectively the “Consenting Noteholders”), with each Consenting Noteholder being a holder of and/or investment advisor or manager with investment discretion over Floating Rate Notes, addresses the note exchange agreed to by the Companies and the Consenting Noteholders as described in Section 1 hereof (the “Exchange”, and the terms set out in Section 1 hereof being the “Exchange Terms”). The Exchange is to be effectuated pursuant to the Exchange Offer.

Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed thereto in Schedule B. The Consenting Noteholders and the Companies are collectively referred to as the “Parties”. This agreement and all schedules to this agreement are collectively referred to herein as the “Agreement”.

1.	Exchange

The Exchange Terms are as follows:

(a)	each Consenting Noteholder shall receive, in exchange for its Floating Rate Notes, new floating rate notes (the “New Floating Rate Notes”) that will have the same terms as the Floating Rate Notes and shall be issued pursuant to an indenture (the “New FRN Indenture”) on the same terms as the FRN Indenture except that:

(i)	the New Floating Rate Notes shall be secured by a second lien over the assets, property and undertaking of the Companies, subject to customary carve-outs and Permitted Liens (to be mutually agreed by the Parties and to be defined in the New FRN Indenture);

(ii)	the reference to “$100 million” in the Credit Facilities (as defined in the FRN Indenture) indebtedness basket in Section 4.09(b) of the FRN Indenture shall be deleted and replaced with “$50 million” in the New FRN Indenture;

(iii)	the liens permitted by the general lien basket in sub-paragraph (13) of the definition of “Permitted Liens” in the FRN Indenture shall be limited to liens ranking junior to the New Floating Rate Notes;

(iv)	the definition of “Change of Control” shall mean the occurrence of any of the following:

“A.

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of amalgamation, merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its

Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than one or more Permitted Holders;

B.	the adoption of a plan relating to the liquidation or dissolution of the Company;

C.	the consummation of any transaction (including, without limitation, any amalgamation, merger or consolidation), the result of which is that any “person” (as defined above), other than one or more Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; or

D.	the Company amalgamates or consolidates with, or merges with or into, any Person (other than a Restricted Subsidiary of the Company), or any Person (other than a Restricted Subsidiary of Company) amalgamates or consolidates with, or merges with or into, the Company, in either case in a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the Persons that Beneficially own the outstanding shares of Voting Stock of the Company immediately prior to such transaction Beneficially Own at least a majority of the outstanding shares of Voting Stock (other than Disqualified Stock) of such surviving or transferee Person (immediately after giving effect to such issuance) or (ii) one or more Permitted Holders hold more than 50% of the Voting Stock of the surviving or transferee, measured by voting power rather than number of shares.”;

(v)	A definition of “Permitted Holders” shall be included in the New FRN Indenture and shall mean, either individually or as a group, any one or more of the entities listed in Schedule D and accounts or funds managed or advised by any of them, together with such other persons or entities as may be acceptable to the Consenting Noteholders, acting reasonably, as may enter into an agreement with the Company to support the Recapitalization; and

(vi)	the New FRN Indenture shall confirm that the Recapitalization Transaction does not constitute a Change of Control (as defined in the New FRN Indenture).

(b)	all covenants in the FRN Indenture that may be deleted from the FRN Indenture with the consent of the holders of a majority of the aggregate principal amount of the outstanding Floating Rate Notes shall be deleted, together with all related definitions and Events of Default;

(c)	the trustee under the New FRN Indenture shall be authorized to enter into an intercreditor agreement acceptable to the Companies, the Companies’ senior lender(s) at the time, and the Consenting Noteholders; and

(d)	the Exchange shall become effective concurrent with the implementation of the Recapitalization Transaction.

2.	The Consenting Noteholders’ Representations and Warranties

Each Consenting Noteholder hereby represents and warrants, severally and not jointly, to each of the other Parties (and acknowledges that each of the other Parties is relying upon such representations and warranties) that:

(a)	As of the date hereof: it either (i) is the sole legal and beneficial owner of the principal amount of Floating Rate Notes disclosed to Houlihan Lokey as of such date, or (ii) has the investment and voting discretion with respect to the principal amount of Floating Rate Notes disclosed to Houlihan Lokey as of such date (the amount of Floating Rate Notes disclosed to Houlihan Lokey by such Consenting Noteholder as of such date being the “Relevant Notes”; the Relevant Notes, together with all claims, as defined in 11 U.S.C. § 101(5), held by the Consenting Noteholder, as a holder of the Floating Rate Notes, including, without limitation, the aggregate amount owing in respect of the Relevant Notes, including accrued and unpaid interest and any other amount that such Consenting Noteholder is entitled to claim pursuant to the Relevant Notes, its “Debt”); it has the power and authority to bind the beneficial owner(s) of such Floating Rate Notes to the terms of this Agreement; and it has authorized and instructed Houlihan Lokey to advise Angiotech, in writing, of the aggregate amount of Floating Rate Notes held by the Consenting Noteholders collectively, as of the date hereof, and shall cause Houlihan Lokey to promptly (and in any event, within two (2) Business Days) notify Angiotech and its advisors of any change (upon actual knowledge of such change) to the aggregate amount of Floating Rate Notes held by the Consenting Noteholders, as well as update any writing delivered to Angiotech in respect thereof.

(b)	To the best of its knowledge after due inquiry, there is no proceeding, claim or investigation pending before any court, regulatory body, tribunal, agency, government or legislative body, or threatened against it or any of its properties that, individually or in the aggregate, would reasonably be expected to impair such Consenting Noteholder’s ability to execute and deliver this Agreement and to comply with its terms.

(c)	Its Debt is not subject to any liens, encumbrances, obligations or other restrictions that would reasonably be expected to adversely affect its ability to perform its obligations under this Agreement.

(d)

It is a sophisticated party with sufficient knowledge and experience to properly evaluate the terms and conditions of this Agreement; it has conducted its own analysis and made its own decision, in the exercise of its independent judgment, to enter into this Agreement and it has obtained such independent advice in this regard as deemed appropriate; and it has not relied on the analysis or the decision of any Person other than its own independent advisors.

(e)	The execution, delivery and performance by such Consenting Noteholder of this Agreement:

(i)	are within its corporate, partnership, limited partnership or similar power, as applicable;

(ii)	have been duly authorized by all necessary corporate, partnership, limited partnership or similar action, as applicable, including all necessary consents of the holders of its equity interests where required; and

(iii)	do not require the consent of, authorization by, approval of or notification to any Governmental Entity, other than court approval of the court supervised proceedings contemplated hereby.

(f)	This Agreement constitutes a valid and binding obligation of such Consenting Noteholder enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or by general principles of equity, whether asserted in a proceeding in equity or law.

(g)	It is an accredited investor within the meaning of the rules of the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the regulations promulgated thereunder, as modified by The Dodd-Frank Wall Street Reform and Consumer Protection Act.

(h)	It is an “accredited investor”, as such term is defined in National Instrument 45-106 – Prospectus and Registration Exemptions of the Canadian Securities Administrators (“NI 45-106”) and it was not created or used solely to purchase or hold securities as an accredited investor as described in paragraph (m) of the definition of “accredited investor” in NI 45-106.

3.	The Companies’ Representations and Warranties

Each of the Companies hereby represents and warrants to each Consenting Noteholder (and each of the Companies acknowledges that each of the Consenting Noteholders is relying upon such representations and warranties) that:

(a)	The execution, delivery and performance by each of the Companies of this Agreement:

(i)	are within its corporate, partnership, limited partnership or similar power, as applicable;

(ii)	have been duly authorized, as to execution and delivery only, by all necessary corporate, partnership, limited partnership or similar action, as applicable, including all necessary consents of the holders of its equity interests, where required;

(iii)	do not (A) contravene its certificate of incorporation, by-laws or limited partnership agreement or other constating documents, as applicable, (B) violate any judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to it or any of its properties or assets, or (C) result in the creation or imposition of any lien or encumbrance upon any of the property of the Companies, other than liens securing the New Floating Rate Notes; and

(iv)	do not require the consent of, authorization by, approval of or notification to any Governmental Entity, other than court approval of the court-supervised proceedings contemplated hereby.

(b)	This Agreement constitutes a valid and binding obligation of such Company enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or by general principles of equity, whether asserted in a proceeding in equity or law;

(c)	To the best of its knowledge after due inquiry, there is no proceeding, claim or investigation pending before any court, Governmental Entity or legislative body, or threatened against it or any of its properties that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on its ability to execute and deliver this Agreement and to comply with its terms;

(d)	Except as disclosed in the Information, and as otherwise contemplated by this Agreement and the transactions contemplated hereby, since June 30, 2010 there has not been (i) any Material Adverse Effect, (ii) any Material transaction to which any of the Companies is a party outside the ordinary course of business or (iii) any Material change in the capital or outstanding indebtedness and liabilities of the Companies (taken as a whole);

(e)	All documents and information filed with relevant securities regulators by the Companies since December 31, 2008, at the time filed, (i) complied with all applicable Laws in all material respects and, (ii) did not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and

(f)	Except as disclosed in the Information, no order halting or suspending trading in securities of Angiotech or prohibiting the sale of such securities has been issued to, and is outstanding against, Angiotech, and to the knowledge of Angiotech and the directors and senior officers of Angiotech, as applicable, and except as may be related to matters disclosed in the Information, no investigations or proceedings for such purpose are pending or threatened.

4.	Consenting Noteholders’ Covenants and Consents

(a)	Each Consenting Noteholder consents and agrees to the terms of, and the transactions contemplated by, this Agreement.

(b)	Each Consenting Noteholder agrees not to sell, assign, pledge or hypothecate (except with respect to security generally applying to its investments which does not adversely affect such Consenting Noteholder’s ability to perform its obligations under this Agreement) or otherwise transfer (a “Transfer”), between the date of this Agreement and the Termination Date, any Relevant Notes (or any rights or interests in respect thereof, including, but not limited to, the right to vote) held by such Consenting Noteholder as of the date hereof, except to a transferee, who (i) is already a Consenting Noteholder; or (ii) contemporaneously with any such Transfer, agrees to be fully bound as a signatory Consenting Noteholder hereunder in respect of the Floating Rate Notes that are the subject of the Transfer by executing and delivering to the Parties a Consent Agreement, the form of which is attached hereto as Schedule C. For greater certainty, where the transferee is not already a Consenting Noteholder, such transferee shall be bound by the terms of this Agreement only in respect of the Relevant Notes that are the subject of the Transfer, and not in respect of any other Floating Rate Notes of the transferee. Each Consenting Noteholder hereby agrees to provide Angiotech and Houlihan Lokey with written notice and, in the case of a Transfer pursuant to subparagraph (ii) of this Section 4(b), a fully executed copy of the Consent Agreement within three (3) Business Days following any Transfer to a transferee described in (i) or (ii) of this Section 4(b).

(c)	As long as this Agreement has not been terminated in accordance with the terms hereof, each Consenting Noteholder agrees that, until the Termination Date, it shall:

(i)	tender its Floating Rate Notes and provide its consent to the Exchange Offer in respect of all of its Relevant Notes as soon as possible after the launch of the Exchange Offer;

(ii)	not accelerate or enforce or take any action or initiate any proceedings to accelerate or enforce the payment or repayment of any of its Debt, in respect of the Waiver Matters (as defined herein).

(iii)	to the extent it effects a Transfer of any of its Relevant Notes in accordance with Section 4(b) hereof after 5:00 p.m. (Toronto time) on the record date for the Exchange Offer and is entitled to consent to the Exchange Offer in respect of such Relevant Notes on behalf of the transferee thereof, it shall consent to the Exchange Offer in respect of such Relevant Notes on behalf of such transferee;

(iv)	vote (or cause to be voted) all of its Debt in any and all votes in favour of the approval, consent, ratification and adoption of the Exchange Transaction (and any actions required in furtherance thereof);

(v)	execute any and all documents and perform any and all commercially reasonable acts required by this Agreement to satisfy its obligations hereunder;

(vi)	in respect of the Waiver Matters, forbear from exercising, or directing the Trustee to exercise, any default-related rights, remedies, powers or privileges, or from instituting any enforcement actions or collection actions with respect to any obligations under the FRN Indenture, through the later of (i) the date of consummation of the Exchange Offer and (ii) the date of implementation of the Exchange;

(vii)	in respect of the Waiver Matters, together with the other Consenting Noteholders, rescind, or direct the Trustee to rescind, any acceleration of the amounts outstanding under the Floating Rate Notes and its consequences, including any related payment default that results from such acceleration; and

(viii)	not (A) object to, delay, impede or take any other action to interfere with the acceptance or implementation of the Exchange Transaction; (B) propose, file, support or vote in favour of any alternative exchange offer, restructuring, workout or plan of compromise or arrangement or reorganization of or for the Companies; or (C) take any action, directly or indirectly, that is materially inconsistent with, or is intended or is likely to interfere with the consummation of, the Exchange Transaction, except as required by applicable Law or by any stock exchange rules, by any other regulatory authority having jurisdiction over the Consenting Noteholder or by any court of competent jurisdiction.

(d)

Each Consenting Noteholder agrees to support the Recapitalization Transaction and execute a Waiver Letter in a form acceptable to the Trustee, pursuant to which the Consenting Noteholder agrees to waive any and all “Defaults” and “Events of Default” (as defined in the FRN Indenture), and change of control, if any, that may arise as a result of the steps to implement or completion of the Recapitalization Transaction pursuant to an exchange offer, plan of arrangement under the Canada Business Corporations Act (Canada) or any plan or proceedings under any insolvency proceeding or statute in Canada or the United States, including, without limitation, the Companies’ Creditors Arrangement Act, or the United States Bankruptcy Code, and, if applicable, waive any cross-default under the FRN Indenture that may arise as a result of Angiotech’s failure to pay any interest or principal or other payments that may be due and payable now or in the future under the Senior Subordinated Note Indenture (collectively, the “Waiver Matters”). For greater certainty, nothing in this Agreement requires the Consenting Noteholders or any of them to indemnify the Trustee or any other Person in any manner whatsoever. As an alternative to effecting the Exchange Terms by way of exchange offer, the Companies may complete the Exchange Transaction by way of (i) a plan under the Canada Business Corporations Act (Canada); (ii) any plan or proceedings under any insolvency proceeding or statute in Canada or the United States, including, without limitation, the Companies’

Creditors Arrangement Act, or the United States Bankruptcy Code; or (iii) a consent solicitation and amendment to the FRN Indenture (collectively, the “Alternative Transaction Structures”), and the Consenting Noteholder hereby consents to and agrees to vote in favour of the completion of the Exchange Transaction pursuant to any of the Alternative Transaction Structures, provided that the Consenting Noteholder receives Floating Rate Notes that have the attributes of the New Floating Rate Notes as described in Section 1 hereof.

5.	Companies’ Covenants and Consents

(a)	The Companies consent and agree to the terms of, and the transactions contemplated by, this Agreement.

(b)	Once this Agreement has become effective and binding on all of the Parties, the Companies will, in a timely manner, cause to be issued a press release or other public disclosure in form and in substance reasonably acceptable to the Consenting Noteholders that discloses the material provisions of the Exchange Terms, subject to the terms of Section 7 hereof.

(c)	Angiotech shall pursue the completion of the Exchange Transaction in good faith whether by way of an exchange offer in accordance with the Exchange Terms (the “Exchange Offer”) or one of the Alternative Transaction Structures.

(d)	Subject to any order of the Court, the Companies shall (i) pursue, support and use commercially reasonable efforts to complete the Exchange in good faith, (ii) do all things that are reasonably necessary and appropriate in furtherance of, and to consummate and make effective, the Exchange, including, without limitation (A) initiating the Exchange Transaction on or before November 29, 2010, (B) taking all steps reasonably necessary and desirable to cause the Implementation Date to occur within the timeframes contemplated by this Agreement and (C) using commercially reasonable efforts to satisfy the conditions precedent set forth in this Agreement, (iii) as soon as practicable following the date hereof, in cooperation with the Consenting Noteholders, make all such filings and seek all such consents, approvals, permits and authorizations with any Governmental Entities or third parties whose consent is required in connection with the Exchange and use commercially reasonable efforts to obtain any and all required regulatory and/or third party approvals for or in connection with the Exchange and (iv) not take any action, directly or indirectly, that is materially inconsistent with, or is intended or is likely to interfere with the consummation of, the Exchange, except as required by applicable Law or by any stock exchange rules, or by any other Governmental Entity having jurisdiction over the Companies.

(e)	The Companies covenant not to pay any fee or offer any inducement or enter into any agreement with any Noteholder in connection with the Recapitalization Transaction except for a consent agreement to become party to this Agreement, it being understood that any changes to the arrangements provided to any other Noteholders shall also benefit the Consenting Noteholders.

6.	Conditions to Exchange

The Exchange Transaction shall be subject to the reasonable satisfaction of the following conditions prior to or at the time on which the Exchange Transaction is implemented (the “Effective Time”), each of which is for the exclusive benefit of the Consenting Noteholders and may be waived by the Consenting Noteholders holding not less than a majority of the aggregate principal amount of Floating Rate Notes subject to this Agreement; provided, however that the conditions in sub-paragraphs (d), (f), (g) and (n) shall also be for the benefit of Angiotech (provided that such conditions shall not be enforceable by Angiotech or the Consenting Noteholders if any failure to satisfy such conditions results from an action, error or omission by or within the control of the Party seeking enforcement) and, if not satisfied on or prior to the Effective Time, can only be waived by both Angiotech and the Consenting Noteholders holding not less than a majority of the aggregate principal amount of Floating Rate Notes subject to this Agreement:

(a)	the steps required to complete the Exchange Transaction shall be in compliance with the FRN Indenture;

(b)	there shall not exist or have occurred any default or event of default (other than those defaults or events of default that are remedied or waived including the Waiver Matters) under the FRN Indenture or the New FRN Indenture;

(c)	the Implementation Date shall have occurred no later than the Outside Date;

(d)	the Recapitalization Transaction shall be implemented concurrently with the Exchange Transaction;

(e)	from and after the Effective Time, substantially all of the Subordinated Notes shall be cancelled and shall no longer be an obligation of Angiotech;

(f)	all material filings under applicable Laws shall have been made and any material regulatory consents or approvals that are required in connection with the Exchange Transaction shall have been obtained and, in the case of waiting or suspensory periods, such waiting or suspensory periods shall have expired or been terminated;

(g)	there shall not be in effect any preliminary or final decision, order or decree by a Governmental Entity, no application shall have been made to any Governmental Entity, and no action or investigation shall have been announced, threatened or commenced by any Governmental Entity, in consequence of or in connection with the Exchange Transaction that restrains, impedes or prohibits (or if granted could reasonably be expected to restrain, impede or inhibit), the Exchange Transaction or any part thereof or requires or purports to require a variation of the Exchange Transaction;

(h)	there shall be no amendments to the FRN Indenture except as permitted thereunder or as otherwise contemplated by this Agreement;

(i)	the representations and warranties of the Companies set forth in this Agreement shall be true and correct in all respects without regard to any materiality or Material Adverse Effect qualifications contained in them at the Effective Time with the same force and effect as if made at and as of such time, except as such representations and warranties may be affected by the occurrence of events or transactions contemplated and permitted by this Agreement and except that representations and warranties that are given as of a specified date shall be true and correct in all material respects as of such date, except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and the Companies shall have provided the Consenting Noteholders with a certificate signed by an officer of Angiotech certifying compliance with this Section 6(i) as at the Effective Time;

(j)	the Noteholders shall have received the consideration described in the Exchange Terms on the Implementation Date;

(k)	the Companies shall have complied in all material respects with each covenant in this Agreement that is to be performed on or before the Effective Time;

(l)	the structure of the Exchange Transaction and the steps required to complete the Exchange Transaction shall be in form and in substance satisfactory to the Consenting Noteholders and shall not result in adverse tax consequences for the Consenting Noteholders, which Consenting Noteholders shall, in each case, act reasonably;

(m)	the Consenting Noteholders shall be satisfied that all securities of the Companies and any affiliated or related entities that are formed in connection with the Exchange Transaction, when issued and delivered, shall be duly authorized, validly issued and fully paid and non-assessable and the issuance thereof shall be exempt from all prospectus and registration requirements of applicable Securities Legislation and either (i) such securities shall be freely tradeable, subject to customary resale restrictions (including restrictions related to control blocks) in applicable Securities Legislation or (ii) Angiotech shall have entered into a registration rights agreements with the Consenting Noteholders to register the New Floating Rate Notes following the Implementation Date; and

(n)	At least a majority of the aggregate principal amount of outstanding Floating Rate Notes shall have tendered such Floating Rate Notes in the Exchange Transaction or otherwise consented to the Exchange Transaction.

7.	Public Disclosure

(a)

No press release or other public disclosure concerning the transactions contemplated herein shall be made by any of the Companies without the prior consent of the Consenting Noteholder (such consent not to be unreasonably withheld) except as, and only to the extent that, the disclosure is required (as determined by the Companies) by applicable Law or by any stock exchange rules on which its securities or those of any of its affiliates are traded, by any other regulatory authority having jurisdiction over the Companies, or by any court of competent jurisdiction; provided, however, that the Companies shall provide the Consenting Noteholders with a copy of such disclosure in advance of any release and an opportunity to consult with the Companies as to the contents and to provide comments thereon.

(b)	Notwithstanding the foregoing and subject to Section 14, no information with respect to the principal amount of Subordinated Notes held or managed by any individual Consenting Noteholder or the identity of any individual Consenting Noteholder shall be disclosed by the Companies, except as may be required by applicable Law or by any stock exchange rules on which its securities or those of any of its affiliates are traded, by any other regulatory authority having jurisdiction over the Companies, or by any court of competent jurisdiction; provided, however, that the aggregate amount of Relevant Notes held by the Consenting Noteholders collectively may be disclosed.

(c)	Each Consenting Noteholder agrees that, except as otherwise specified in this Agreement or in a Noteholder Confidentiality Agreement, prior to making any public announcement or statement or issuing any press release or any other public disclosure with respect to this Agreement, the Exchange, the Exchange Offer or any negotiations, terms or other facts with respect thereto, it shall, to the extent practicable under the circumstances, provide Angiotech and each other Consenting Noteholder with a copy of such disclosure in advance of any release and an opportunity to consult with its counsel as to the contents and to provide comments thereon.

8.	Further Assurances

Each Party shall do all such things in its control, take all such actions as are commercially reasonable, deliver to the other Parties such further information and documents and execute and deliver to the other Parties such further instruments and agreements as another Party shall reasonably request to consummate or confirm the transactions provided for in this Agreement, to accomplish the purpose of this Agreement or to assure to the other Party the benefits of this Agreement.

9.	Consenting Noteholders’ Termination Event

This Agreement may be terminated on five (5) Business Days prior written notice to the Companies (with a copy to the Subordinated Noteholders that executed a support agreement in connection with the Recapitalization Transaction c/o Houlihan Lokey) in accordance with Section 15(q) hereof by Consenting Noteholders holding not less than a majority of the Floating Rate Notes subject to this Agreement in the exercise of their sole discretion, upon the occurrence and, if applicable, continuation of any of the following events:

(a)	if the Implementation Date has not occurred on or before the Outside Date;

(b)	failure by any of the Companies to comply in all material respects with, or default by any of the Companies in the performance or observance of, any Material term, condition, covenant or agreement set forth in this Agreement, which is not cured within five (5) Business Days after the receipt of written notice of such failure or default;

(c)	if any representation, warranty or other statement of any of the Companies made or deemed to be made in this Agreement shall prove untrue in any material respect as of the date when made;

(d)	the issuance of any preliminary or final decision, order or decree by a Governmental Entity, the making of an application to any Governmental Entity, or commencement of an action or investigation by any Governmental Entity, in consequence of or in connection with the Exchange Transaction, in each case which restrains, or impedes in any material respect or prohibits the Exchange Transaction or any part thereof or requires or purports to require a variation of the Exchange Transaction;

(e)	the appointment of a receiver, interim receiver, receiver and manager, trustee in bankruptcy, liquidator or administrator in respect of the Companies or any one of them, unless such event occurs with the prior written consent of the Consenting Noteholders; or

(f)	if the Recapitalization Support Agreement is terminated in accordance with the terms thereof.

10.	Companies’ Termination Event

(a)	This Agreement may be terminated on five (5) Business Days prior written notice to the Consenting Noteholders in accordance with Section 15(q) by Angiotech (on behalf of the Companies), in the exercise of its sole discretion, upon the occurrence and continuation of any of the following events:

(i)	the issuance of any preliminary or final decision, order or decree by a Governmental Entity, the making of an application to any Governmental Entity, or commencement of an action or investigation by any Governmental Entity, in consequence of or in connection with the Exchange Transaction, in each case which restrains, or impedes in any material respect or prohibits the Exchange Transaction or any part thereof or requires or purports to require a variation of the Exchange Transaction;

(ii)

if at any given time the Consenting Noteholders represent less than a majority of the aggregate principal amount of outstanding Floating Rate Notes; provided, however, that a termination right under this Section 10(a)(ii) shall not arise if, within 10 Business Days after receipt of written notice by the Companies to the Consenting Noteholders of the Companies’ intention to exercise a termination right under this Section 10(a)(ii), additional holders of Floating Rate Notes become Consenting Noteholders pursuant to Section 15(d) hereof and, including such additional Consenting Noteholders, Consenting Noteholders hold not less than a majority of the aggregate principal amount of outstanding Floating Rate Notes; or

(iii)	if the Recapitalization Support Agreement is terminated in accordance with the terms thereof.

(b)	This Agreement may be terminated as to a breaching Consenting Noteholder (the “Breaching Noteholder”) only, by delivery to such Breaching Noteholder of a written notice in accordance with Section 15(q) by the Companies, in exercise of their sole discretion and provided that the Companies are not in default hereunder, upon the occurrence and continuation of any of the following events:

(i)	failure by the Breaching Noteholder to comply in all material respects with, or default by the Breaching Noteholder in the performance or observance of, any material term, condition, covenant or agreement set forth in this Agreement which is not cured within five (5) Business Days after the receipt of written notice of such failure or default; or

(ii)	if any representation, warranty or other statement of the Breaching Noteholder made or deemed to be made in this Agreement shall prove untrue in any material respect as of the date when made,

and the Breaching Noteholder shall thereupon no longer be a Consenting Noteholder.

11.	Mutual Termination

This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual agreement between (a) the Companies and (b) Consenting Noteholders holding not less than a majority of the Floating Rate Notes subject to this Agreement.

12.	Effect of Termination

(a)	Upon termination of this Agreement, this Agreement pursuant to Section 9, Section 10(a) or Section 11 hereof, this Agreement shall be of no further force and effect and each Party hereto shall be automatically and simultaneously released from its commitments, undertakings, and agreements under or related to this Agreement, except for the rights, agreements, commitments and obligations under Sections 7(b), 14 and 15, all of which shall survive the termination, and each Party shall have the rights and remedies that it would have had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Exchange or otherwise, that it would have been entitled to take had it not entered into this Agreement.

(b)

Upon termination of this Agreement by the Companies with respect to a Breaching Noteholder under Section 10(b) or by an Objecting Noteholder under Section 15(l), this Agreement shall be of no further force or effect with respect to such Breaching Noteholder or such Objecting Noteholder, as applicable, and all rights, obligations, commitments, undertakings, and agreements under or related to this Agreement of or in respect of such Breaching Noteholder or such Objecting Noteholder, as applicable, shall be of no further force or effect, except for the rights and obligations under Sections 7(b), 14 and 15, all of which shall survive such termination, and such Breaching Noteholder or such Objecting Noteholder, as applicable, shall have the rights and remedies that it would have had it not entered into this Agreement and shall be entitled to take all actions, whether with respect to the Exchange or otherwise, that it would have been entitled to take had it not entered into this Agreement.

(c)	Upon the occurrence of any termination of this Agreement, any and all consents, (other than the formal consents given by Consenting Noteholders in response to the formal solicitation of consents with respect to the Exchange Offer, which consents shall be solicited, given and governed pursuant to the documents governing the Exchange Offer) tendered prior to such termination by (i) the Consenting Noteholders in the case of termination pursuant to Section 9, Section 10(a) or Section 11 hereof, (ii) the Breaching Noteholder(s) in the case of a termination pursuant to Section 10(b) or (iii) the Objecting Noteholder(s) in the case of termination pursuant to Section 15(l) shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Exchange and this Agreement or otherwise.

13.	Termination Upon the Implementation Date

This Agreement shall terminate automatically without any further required action or notice on the Implementation Date (immediately following the Effective Time). For greater certainty, the representations, warranties and covenants herein shall not survive and shall be of no further force or effect from and after the Implementation Date, provided that the rights, agreements, commitments and obligations under Sections 7(b), 14 and 15 shall survive the Implementation Date.

14.	Confidentiality

The Companies agree, on their own behalf and on behalf of their Representatives, to maintain the confidentiality of the identity and, to the extent known, specific holdings of each Consenting Noteholder; provided, however, that such information may be disclosed: (a) to the Companies’ respective directors, trustees, executives, officers, auditors, and employees and financial and legal advisors or other agents (collectively referred to herein as the “Representatives” and individually as a “Representative”) and provided further that each such Representative is informed of, and agrees to abide by, this confidentiality provision; and (b) to Persons in response to, and to the extent required by, (i) any subpoena, or other legal process, including, without limitation, by the Court or applicable rules, regulations or procedures of the Court, (ii) any Governmental Entity, or (iii) applicable Law. If the Companies or their Representatives are required to disclose the identity or the specific holdings of a Consenting Noteholder in the manner set out in the preceding sentence, the Companies shall provide such Consenting Noteholder with prompt written notice of any such requirement, to the extent permissible and practicable under the circumstances, so that such Consenting Noteholder may (at the Companies’ expense) seek a protective order or other appropriate remedy or waiver of compliance with the provisions of this Agreement. Notwithstanding the provisions in this Section 14 or elsewhere in this Agreement: (x) the Companies may disclose the identity of a Consenting Noteholder in any action to enforce this Agreement against such Consenting Noteholder (and only to the extent necessary to enforce this Agreement against such Consenting Noteholder); and (y) the Companies may disclose, to the extent consented to in writing by a Consenting Noteholder (or by such Consenting Noteholder’s duly authorized advisor), a Consenting Noteholder’s identity and holdings.

15.	Miscellaneous

(a)	Notwithstanding anything herein to the contrary, this Agreement applies only to each Consenting Noteholder’s Debt and to each Consenting Noteholder solely with respect to its legal and/or beneficial ownership of, or its investment and voting discretion over, its Debt (and not, for greater certainty, to any other securities, loans or obligations that may be held, acquired or sold by such Consenting Noteholder or any client of such Consenting Noteholder whose funds or accounts are managed by such Consenting Noteholder) and, without limiting the generality of the foregoing, shall not apply to:

(i)	any securities, loans or other obligations (including Floating Rate Notes) that may be held, acquired or sold by, or any activities, services or businesses conducted or provided by, any group or business unit within or affiliate of a Consenting Noteholder (A) that has not been involved in and is not acting at the direction of or with knowledge of the Companies’ affairs provided by any person involved in the Exchange discussions or (B) is on the other side of an information firewall with respect to the officers, partners and employees of such Consenting Noteholder who have been working on the Exchange and is not acting at the direction of or with knowledge of the Companies’ affairs provided by any officers, partners and employees of such Consenting Noteholder who have been working on the Exchange;

(ii)	any securities, loans or other obligations that may be beneficially owned by clients of a Consenting Noteholder, including accounts or funds managed by the Consenting Noteholder, that are not Floating Rate Notes or Debt; or

(iii)	any securities, loans or other obligations, including Floating Rate Notes, that may be beneficially owned by clients of a Consenting Noteholder that are not managed or administered by the Consenting Noteholder.

(b)	Subject to Section 15(a), nothing in this Agreement is intended to preclude any of the Consenting Noteholders from engaging in any securities transactions, subject to the agreements set forth in Section 4 hereof with respect to Consenting Noteholders’ Relevant Notes and Debt.

(c)	This Agreement shall in no way be construed to preclude any Consenting Noteholder from acquiring additional Floating Rate Notes (“Additional Notes”). If a Consenting Noteholder acquires Additional Notes after the date hereof the Consenting Noteholder shall be bound by the terms of this Agreement in respect of such Additional Notes and such Additional Notes shall constitute Relevant Notes for purposes of this Agreement.

(d)	At any time, a holder of Floating Rate Notes that is not a Consenting Noteholder may become a Party to this Agreement by executing and delivering to the Companies and the other Consenting Noteholders, with a copy to its advisors, a Consent Agreement substantially in the form of Schedule C.

(e)	The headings of the Sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

(f)	Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders.

(g)	Unless otherwise specifically indicated, all sums of money referred to in this Agreement are expressed in lawful money of Canada.

(h)	This Agreement and any other agreements contemplated by or entered into pursuant to this Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both oral and written, among the Parties with respect to the subject matter hereof.

(i)	The agreements, representations and obligations of the Companies under this Agreement are, in all respects, joint and several. The Companies acknowledge and agree that any waiver or consent that the Consenting Noteholders may make on or after the date hereof has been made by the Consenting Noteholders in reliance upon, and in consideration for, the covenants, agreements, representations and warranties of the Companies hereunder.

(j)	The agreements, representations and obligations of the Consenting Noteholders under this Agreement are, in all respects, several (in proportion to the percentage of the aggregate principal amount of Floating Rate Notes represented by a Consenting Noteholder’s Relevant Notes) and not joint and several. Each Consenting Noteholder acknowledges and agrees that any waiver or consent that the Companies may make on or after the date hereof has been made by the Companies in reliance upon, and in consideration for, the covenants, agreements, representations and warranties of the Consenting Noteholders hereunder.

(k)	Any person signing this Agreement in a representative capacity (i) represents and warrants that he/she is authorized to sign this Agreement on behalf of the Party he/she represents and that his/her signature upon this Agreement will bind the represented Party to the terms hereof, and (ii) acknowledges that the other Parties hereto have relied upon such representation and warranty.

(l)	Except as otherwise expressly provided herein, for the purposes of this Agreement, any matter requiring the agreement, waiver, consent or approval of the Consenting Noteholders shall require the agreement, waiver, consent or approval of Consenting Noteholders representing not less than a majority of the Floating Rate Notes subject to this Agreement. The Companies shall be entitled to rely on written confirmation from the advisors to the Consenting Noteholders that Consenting Noteholders representing not less than a majority of the Floating Rate Notes subject to this Agreement have agreed, waived, consented to or approved a particular matter.

(m)	Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Floating Rate Notes have agreed, approved or consented to any amendment, waiver or consent to be given under this Agreement or under any documents related thereto, or have directed the taking of any action provided herein or in any of the documents related thereto to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Floating Rate Notes, Floating Rate Notes directly or indirectly owned by any of the Companies shall be deemed not to be outstanding.

(n)	This Agreement may be modified, amended or supplemented as to any matter by an instrument in writing signed by the Companies and Consenting Noteholders that represent not less than a majority of the Floating Rate Notes subject to this Agreement.

(o)	Notwithstanding anything to the contrary in Section 15(n) hereof, if this Agreement is amended, modified or supplemented or any matter herein is approved, consented to or waived: (i) in a manner that materially adversely affects the consideration described in Section 1 hereof to be provided to Noteholders or (ii) such that the Outside Date is extended beyond October 15, 2011, then any Consenting Noteholder that objects to any such amendment, modification, supplement, approval, consent or waiver of this Agreement may terminate its obligations under this Agreement upon five (5) Business Days’ written notice to the other Parties hereto (each, an “Objecting Noteholder”) and shall thereupon no longer be a Consenting Noteholder.

(p)	Time is of the essence in the performance of the Parties’ respective obligations. Any date, time or period referred to in this Agreement shall be of the essence, except to the extent to which the Parties agree in writing to vary any date, time or period, in which event the varied date, time or period shall be of the essence.

(q)	All notices and other communications which may be or are required to be given pursuant to any provision of this Agreement shall be given or made in writing and shall be deemed to be validly given if served personally or by facsimile transmission, in each case addressed to the particular Party:

(i)	if to the Companies:

Angiotech Pharmaceuticals, Inc.
1618 Station Street Vancouver, BC V6A 1B6

Attention:	Tom Bailey
Fax:	(604) 221-6915;

with a copy to:

Osler, Hoskin & Harcourt LLP
1 First Canadian Place 66th Floor
Toronto ON M5X 1B8
Attention:	Edward Sellers/Marc Wasserman
Fax:	(416) 862-6666;

and with a copy to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention:	Marc Abrams / Cristopher Greer
Fax:	(212) 728-9000;

(ii)	if to the Consenting Noteholders, at the address set forth for each Consenting Noteholder beside its signature hereto;

or at such other address of which any Party may, from time to time, advise the other Parties by notice in writing given in accordance with the foregoing. The date of receipt of any such notice shall be deemed to be the date of delivery or transmission thereof.

(r)	If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

(s)	This Agreement shall be binding upon and enure to the benefit of the Parties hereto and each of their respective successors, assigns, heirs and personal representatives, provided that no Party may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement without the prior written consent of the other Parties hereto, except that each Consenting Noteholder is permitted to assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement as set forth in Section 4(b).

(t)	This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein, without regard to principles of conflicts of law. Each Party submits to the jurisdiction of the courts of the Province of Ontario in any action or proceeding arising out of or relating to this Agreement.

(u)	The Parties waive any right to trial by jury in any proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, present or future, and whether sounding in contract, tort or otherwise. Any Party may file a copy of this provision with any court as written evidence of the knowing, voluntary and bargained for agreement between the Parties irrevocably to waive trial by jury, and that any proceeding whatsoever between them relating to this Agreement or any of the transactions contemplated by this Agreement shall instead be tried by a judge or judges sitting without a jury.

(v)	It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach including, without limitation, an order of the Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

(w)	All rights, powers, and remedies provided under this Agreement or otherwise in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

(x)	Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties, and no other person or entity shall be a third-party beneficiary hereof.

(y)	This Agreement may be signed in counterparts, each of which, when taken together, shall be deemed an original. Execution of this Agreement is effective if a signature is delivered by facsimile transmission or electronic (e.g., pdf) transmission.

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This Agreement has been agreed and accepted on the date first written above.

ANGIOTECH PHARMACEUTICALS, INC.

By:	/s/ K. Thomas Bailey
Name: K. Thomas Bailey
Title: Chief Financial Officer

AFMEDICA, INC.

AMERICAN MEDICAL

INSTRUMENTS HOLDINGS, INC.

ANGIOTECH AMERICA, INC.

ANGIOTECH FLORIDA HOLDINGS, INC.

ANGIOTECH BIOCOATINGS CORP.,

ANGIOTECH DELAWARE, INC.

ANGIOTECH PHARMACEUTICALS (US), INC.

B.G. SULZLE, INC.

MANAN MEDICAL PRODUCTS, INC.

MEDICAL DEVICE TECHNOLOGIES, INC.

NEUCOLL, INC.

QUILL MEDICAL, INC.

SURGICAL SPECIALTIES CORPORATION

SURGICAL SPECIALTIES PUERTO RICO, INC.

SURGICAL SPECIALTIES UK HOLDINGS LIMITED

By:	/s/ K. Thomas Bailey
Name: K. Thomas Bailey
Title: President

0741693 B.C. LTD., ANGIOTECH INTERNATIONAL HOLDINGS, CORP.

By:	/s/ Jay Dent
Name: Jay Dent
Title: President

SCHEDULE B

DEFINITIONS

Definition	Section or Page Number
“Additional Notes”	Section 15(c)
“Alternative Transaction Structures”	Section 4(d)
“Angiotech”	Page 1 (1st paragraph)
“Agreement”	Page 1 (2nd paragraph)
“Breaching Noteholder”	Section 10(b)
“Companies” and “Company”	Page 1 (1st paragraph)
“Consenting Noteholder(s)”	Page 1 (1st paragraph)
“Debt”	Section 2(a)
“Effective Time”	Section 6
“Exchange”	Page 1 (1st paragraph)
“Exchange Offer”	Section 5(c)
“Exchange Terms”	Page 1 (1st paragraph)
“New Floating Rate Notes”	Section 1(a)
“New FRN Indenture”	Section 1(a)
“NI 45-106”	Section 2(h)
“Objecting Noteholder”	Section 15(o)
“Party” or “Parties”	Page 1 (2nd paragraph)
“Relevant Notes”	Section 2(a)
“Representative(s)”	Section 14
“Transfer”	Section 4(b)
“Waiver Matters”	Section 4(d)

In addition, the following terms used in this Agreement shall have the following meanings:

“Business Day” means each day other than a Saturday or Sunday or a statutory or civic holiday that banks are open for business in Toronto, Ontario, Canada.

“Contract” means any agreement, contract, lease (whether for real or personal property), purchase order, undertaking, covenant not to compete, employment agreement, confidentiality agreement, license, instrument, obligation and commitments to which a Person is a party or by which a Person or any of its assets are bound or affected, whether written or oral.

“Court” means the Ontario Superior Court of Justice.

“Exchange Transaction” means the transaction by which the Exchange Terms are effected in accordance with this agreement.

“FRN Indenture” means the indenture, dated December 11, 2006, among Angiotech, the guarantors party thereto and the Trustee, as trustee, pursuant to which Angiotech issued the US$325 million aggregate principal amount of senior floating rate notes, as amended, modified or supplemented prior to the date hereof.

“Floating Rate Notes” means the floating rate notes issued by Angiotech pursuant to the FRN Indenture.

“Governmental Entity” means any government, regulatory authority, governmental department, agency, commission, bureau, official, minister, Crown corporation, court, board, tribunal or dispute settlement panel or other law, rule or regulation-making organization or entity: (a) having or purporting to have jurisdiction on behalf of any nation, province, territory or state or any other geographic or political subdivision of any of them; or (b) exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power.

“Houlihan Lokey” means Houlihan Lokey Howard & Zukin Inc., financial advisor to the Subordinated Noteholders.

“Implementation Date” means the date on which the Exchange Transaction is implemented.

“Information” means information set forth or incorporated in the Companies’ public disclosure documents filed with the relevant securities regulators, as applicable, prior to the execution and delivery of this Agreement.

“Law” or “Laws” means any law, statute, order, decree, consent decree, judgment, rule regulation, ordinance or other pronouncement having the effect of law whether in Canada, the United States or any other country, or any domestic or foreign state, county, province, city or other political subdivision or of any Governmental Entity.

“Material” means a fact, circumstance, change, effect, matter, action, condition, event, occurrence or development that, individually or in the aggregate, is, or would reasonably be expected to be, material to the business, affairs, results of operations or financial condition of the Angiotech and its Subsidiaries (taken as a whole).

“Material Adverse Effect” means an event, change or occurrence that, individually or together with any other event, change or occurrence, has a material adverse impact on the financial condition, business or results of operations of the Companies (taken as a whole) and shall include, without limitation, the disposition by any of the Companies of any material asset without the prior consent of the Consenting Noteholders; provided, however, that a Material Adverse Effect shall not include, and shall be deemed to exclude the impact of: (A) changes in Laws of general applicability or interpretations thereof by courts or governmental or regulatory authorities, (B) any change in the pharmaceutical and medical device industries generally, which does not disproportionately adversely affect the Companies, (C) actions and omissions of any of the Companies taken with the prior written consent of the Consenting Noteholders, (D) the effects of compliance with this Agreement, including on the operating performance of the Companies, (E) the negotiation, execution, delivery, performance, consummation, potential consummation or public announcement of this Agreement or the transactions contemplated by this Agreement, including any litigation resulting therefrom or with respect thereto, and any adverse change in customer, distributor, employee, supplier, financing source, licensor, licensee, sub-licensee, shareholder, collaboration or joint venture partner or similar relationships resulting therefrom or with respect thereto, (F) changes in the market price or trading volume of Angiotech’s common shares (it being understood that any cause of any such change may be taken into consideration when determining whether a Material Adverse Effect has occurred or is reasonably expected to occur), (G) any change or development in United States financial, credit or securities markets, general economic or business conditions, or political conditions, (H) any act of war, armed hostilities or terrorism or any worsening thereof, or (I) any failure by the Companies to meet internal projections or forecasts or third party revenue or earnings predictions for any period (it being understood that any cause of any such failure may be taken into consideration when determining whether a Material Adverse Effect has occurred or is reasonably expected to occur).

“Noteholders” means all holders of the Floating Rate Notes.

“Outside Date” means April 30, 2011.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Recapitalization” means a recapitalization of Angiotech pursuant to which substantially all of the Subordinated Noteholders exchange their Subordinated Notes for equity in Angiotech.

“Recapitalization Support Agreement” means an agreement, dated as of the date hereof, pursuant to which certain Subordinated Noteholders agree with the Companies to complete the Recapitalization.

“Recapitalization Transaction” means the transactions pursuant to which the Subordinated Noteholders effectuate an exchange of their Subordinated Notes for equity in Angiotech.

“Securities Legislation” means all applicable Laws, regulations, rules, policies or instruments of any securities commission, stock exchange or like body in Canada or the United States.

“Senior Subordinated Note Indenture” means the indenture pursuant to which the Subordinated Notes were issued by Angiotech, dated as of March 23, 2006, among Angiotech, the guarantors party thereto and U.S. Bank National Association, as successor to Deutsche Bank National Trust Company, successor to Wells Fargo Bank, N.A., as trustee, as amended, modified or supplemented prior to the date hereof.

“Subordinated Noteholders” means holders and/or investment managers with investment discretion over the Subordinated Notes.

“Subordinated Notes” means the 7.75% senior subordinated notes due April 1, 2014 issued by Angiotech pursuant to the Senior Subordinated Note Indenture.

“Subsidiaries” means corporations in which the Companies have a controlling interest as defined in the Canada Business Corporations Act, including those listed in Schedule A.

“Termination Date” means the date on which this Agreement is terminated in accordance with the provisions hereof.

“Trustee” means Deutsche Bank National Trust Company, as successor to Wells Fargo Bank, N.A., as trustee pursuant to the FRN Indenture.

“Wells Fargo Facility” means the credit facilities provided to Angiotech pursuant to the credit agreement dated February 27, 2009 among the Companies, Wells Fargo Foothill, LLC and the other lenders that are signatories thereto (as such agreement may be amended, restated, replaced or otherwise modified from time to time).